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                                   EXHIBIT 5.1

             OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP



April 18, 2002


Rubio's Restaurants, Inc.
1902 Wright Place, Suite 300
Carlsbad, California  92008


Re: Rubio's Restaurants, Inc. Registration Statement on Form S-8 for 25,000 Shares of Common Stock issuable pursuant to a Special Stock Option


Ladies and Gentlemen:

We have acted as counsel to Rubio's Restaurants, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of the issuance of 25,000 shares of common stock (the "Shares") under a special stock option grant made to Mr. Jack Goodall pursuant to a Written Compensation Agreement and Non-Statutory Stock Option Agreement.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the authorization of the special stock option grant to Mr. Goodall. Based on such review, we are of the opinion that if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to the Written Compensation Agreement and Non-Statutory Stock Option Agreement and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Written Compensation Agreement, the Non-Statutory Stock Option Agreement or the Shares.



Very truly yours,



/s/ BROBECK, PHLEGER & HARRISON LLP

BROBECK, PHLEGER & HARRISON LLP